                                       Confidential material omitted and
                                       filed separately with the Securities
                                       and Exchange Commission. Asterisks
                                       denote such omissions.

                                                                   EXHIBIT 10.13

                       TECHNOLOGY COOPERATION AGREEMENT,
              INCLUDING AMENDMENT OF OEM/SOURCE LICENSE AGREEMENT


This Technology Cooperation Agreement, Including Amendment of the OEM/Source License Agreement (the "Agreement") is entered into and effective as of December 6, 1995 (the "Effective Date") by and between MICROSOFT CORPORATION, a Washington corporation located at One Microsoft Way, Redmond, WA 98052 ("Microsoft") and SPYGLASS, INC., an Illinois corporation located at 1230 East Diehl Road, Naperville, IL 60563("Spyglass").


                                    RECITALS

Microsoft and Spyglass have previously entered into an OEM/Source License Agreement effective December 9, 1994, as amended by the parties in Amendment #1 effective September 26, 1995, regarding the license to and distribution by Microsoft of Spyglass' and NCSA's Mosaic browser software and related technology (collectively, the "OEM Agreement," a copy of which is attached to this Agreement as Exhibit A).

Under Section 2.2(d) of the OEM Agreement, until December 31, 1996, Microsoft is restricted from distributing certain versions of Spyglass' and NCSA's Mosaic browser software, defined in the OEM Agreement as "Licensed Software," as a separate, standalone browser product on platforms other than Windows 95, defined in the OEM Agreement as a "Standalone Product."

Microsoft and Spyglass wish to amend the OEM Agreement to enable Microsoft to distribute Standalone Product(s).

Microsoft and Spyglass further wish to agree upon a framework for cooperating in the Internet client and server technology areas.

The parties hereby agree as follows:


                      PART I - AMENDMENT TO OEM AGREEMENT

1.1 DEFINITIONS. Except as otherwise provided in this Section 1.1, terms defined in the OEM Agreement shall have the same meanings ascribed to them as used in this Agreement, including "Licensed Software," "OEM Product," "Reseller" and "End User."

         References to "Microsoft" in this Agreement, or to "OEM" in the OEM Agreement, shall be considered to be the same. References to "Effective Date" in this Agreement shall, unless otherwise noted, be considered a reference to the Effective Date of this Agreement and not the OEM Agreement. The following definitions are added or amended as applicable:

         (a) "Standalone Product" shall mean a separately packaged, Microsoft or Microsoft-licensee labeled application product which contains the Licensed Software and for which: (i) the primary function is to implement features performed by the Licensed Software; and (ii) which is principally designed to run on the Apple Macintosh, IBM OS/2, X-Windows, and/or Microsoft Windows NT 3.5, Windows 3.xx and Windows For Workgroups 3.xx platforms. "Standalone Product" shall not include: (i) any application containing the Licensed Software designed to work solely with Windows 95 and/or Windows NT SUR; (ii) updates to any Microsoft System Product wherein the Licensed Software is made a part of and distributed with such Microsoft System Product; (iii) separately distributed updates of the Licensed Software, shipped by Microsoft to licensees of the OEM Product to which the update relates, whether or not such OEM Product is a Standalone Product; and (iv) copies or the right to make copies of a

           Standalone Product distributed with client licenses for use with Microsoft's NT Server OEM Product.

    (b) "Windows 95" shall mean Microsoft's operating system environment, and including successor, replacement and derivative products regardless of how the products are named, or regardless of whether such products are marketed under a Microsoft trademark.

    (c) "Windows NT SUR" shall mean Microsoft's Windows NT "shell update release," a release of Microsoft's Windows NT operating system environment containing a user interface shell which is the same or similar to the Windows 95 user interface, and including successor, replacement and derivative products regardless of how the products are named, or regardless of whether such products are marketed under a Microsoft trademark.

    (d) "Microsoft System Products" shall mean Microsoft (i) operating system environments, including, without limitation, Windows NT, Windows NT SUR, Windows 95, Windows 3.xx, Windows for Workgroups 3.xx; and MS-DOS; (ii) add-on or developer-related products distributed separate from the foregoing systems products that add functionality to or enable development for such system products; and
           (iii) successor, replacement and derivative products to the foregoing systems products regardless of how the products are named, or regardless of whether such products are marketed under a Microsoft trademark.

    (e) "Distribute" or "Distribution" shall mean: (i) the packaged product distribution (other than a Broadcast Copy) of a copy of a Standalone Product by Microsoft or its Resellers; (ii) the distribution of an electronic copy of a Standalone Product by means of Electronic Access and whereby an End User of the copy of the Standalone Product actually pays the royalty fee for such Electronic Access; (iii) the distribution of a Broadcast Copy which results in either an existing End User licensee of Microsoft (or a Microsoft Reseller which runs an on-line or Internet access service) paying for the copy of a Standalone Product (other than as a update for a previously licensed copy of a Standalone Product) for more than ninety (90) days and/or a new End User of both the copy of the Standalone Product and the on-line or Internet access service; or
           (iv) the issuance of a Site License for copies of Standalone
           Product.

    (f) "Electronic Access" shall mean the making available of a downloadable electronic copy of a Standalone Product on any electronic bulletin board, on-line service, Local or Wide Area Network, Internet or World Wide Web site, whereby the prospective End User is licensed to download and use a copy of the Standalone Product for free for some period of time (an unlimited period of time for non-commercial uses and up to ninety (90) days for commercial uses), and whereby if such End User wishes to obtain a fully authorized commercial license to use such copy of the Standalone Product, such End User must make a payment to Microsoft and/or its licensees.

    (g) "Broadcast Copy" shall mean an electronic distribution of a copy, or distribution of a packaged diskette or other fixed media containing a copy, of a Standalone Product distributed to existing and prospective subscribers to an on-line or Internet access service for purposes of: licensing the Standalone Product on a free 90-day evaluation basis similar to Electronic Access; replacing prior, non-Standalone Product, client access software; or to use for purposes of subscribing to and using the on-line or Internet access service.

    (h) "Site License" shall mean a commercial license for a specific or blanket number of copies of Standalone Product issued to a corporation, organization or other entity.

    (i) "Net Receipts" shall mean the royalties, fees, and other sums received by Microsoft from the direct or indirect Distribution of Standalone Products, less returns, rebates, applicable freight, and taxes.

                                       Confidential material omitted and
                                       filed separately with the Securities
                                       and Exchange Commission. Asterisks
                                       denote such omissions.



         (j) "Royalty Term" shall mean a three (3) year period commencing upon the Effective Date and ending December 5, 1998.


1.2 AMENDMENT OF SECTION 2.2(d). Section 2.2(d) of the OEM Agreement is hereby deleted in its entirety.

1.3 ROYALTIES FOR STANDALONE PRODUCT. For Distributions of copies of a Standalone Product pursuant to Section 2.1(b) or 2.1(c) of the OEM Agreement, Microsoft shall pay Spyglass a royalty as set forth in this Section 1.3.

         (a)   Royalty Payments.

               (1) Minimum Quarterly Purchase Commitments. Commencing upon the Effective Date, for each calendar quarter during the Royalty Term, Microsoft shall purchase the dollar amount of copies of Standalone Products, at the rates set forth in Sections 1.3(a)(2)(ii) and 1.3(a)(2)(iii), pursuant to the purchase schedule below (the "Quarterly Fees"). The initial Quarterly Fee for calendar Q4, 1995, shall be ***** and shall be paid within fifteen (15) days of the Effective Date. All other Quarterly Fees are as follows:

                                                 CALENDAR Q1       CALENDAR Q2     CALENDAR Q3      CALENDAR Q4
                         ****                       *****             *****           *****            *****
                         ****                       *****             *****           *****            *****
                         ****                       *****             *****           *****            *****

                    Such Quarterly Fees shall be paid and delivered along
                    with the quarterly royalty report specified in Section 1.3(b). All Quarterly Fees specified in this Section 1.3(a)(1), totaling ***** shall be applied against and recouped from future earned royalties. Notwithstanding the foregoing, once the total amount of cumulative earned royalties paid to Spyglass (with credit for Quarterly Fees already paid) equals or exceeds
                    *********************************************************

               (2)  Earned Royalties.

                    (i) Royalties will be owing to Spyglass only ***** of Standalone Product which have been Distributed.
                           No royalties shall be due or owing for those copies of the Standalone Product distributed by Electronic Access or Broadcast Copy for which an End User fails to pay a license or fails to subscribe to an on-line or Internet access service, and neither Microsoft nor its Licensees shall be required to police or pursue End Users for payment of fees even if such End Users continue to use copies of the Standalone Product obtained by Electronic Access or Broadcast Copy without making proper payment. Similarly, no royalties shall be due or owing for those copies of the Standalone Product distributed as a Broadcast Copy where such copies are not Distributed, and neither Microsoft nor its licensees shall be required to police or pursue End Users for payment of fees even if such End Users continue to use copies of the Standalone Product obtained by Broadcast Copy without making proper payment..

                    (ii) For each Standalone Product Distributed by Microsoft, Microsoft shall pay to Spyglass a royalty equal to **********.

                    (iii)  For each Standalone Product Distributed by
                           Microsoft Resellers which package the Standalone Product as a Reseller-labeled product, Microsoft shall pay to Spyglass a royalty equal to ***************************************** received by

                                       Confidential material omitted and
                                       filed separately with the Securities
                                       and Exchange Commission. Asterisks
                                       denote such omissions.



                     Microsoft from such Reseller for Distribution of a Reseller-labeled Standalone Product. In the event that Microsoft or a Microsoft Reseller Distributes a Standalone for which the precise number of copies of Standalone Product and/or the Net Receipts are indeterminate or otherwise not clearly identifiable, Microsoft and Spyglass shall negotiate in good faith the appropriate earned royalty therefor.

              (iv) No royalty shall be owed or paid with respect to full packaged product sent to End Users which have properly paid for their copies of the Standalone Product obtained by Electronic Access.

              (v) No royalty shall be owed or paid with respect to Standalone Products used for demonstration purposes or distributed for Microsoft's internal use and sale to employee copies.

(b) Payments & Reports. Within forty five (45) days after the end of each calendar quarter with respect to which Microsoft owes Spyglass any royalties, Microsoft shall furnish Spyglass a statement together with **************************************** and shall contain information sufficient to discern how the royalty payment was computed. *********************** to date plus Microsoft's reserve against returns as described below.

      (1) Reserve. Microsoft shall be entitled to withhold from all royalty sums otherwise payable hereunder a reasonable reserve, made in good faith, against anticipated returns of copies of Standalone Products Distributed, which reserve shall not exceed fifteen percent (15%) of all amounts due hereunder for the two
              (2) most recent calendar quarters, without adjustment for reserve, and which reserve shall be reviewed quarterly in light of the actual returns of the preceding two (2) quarters. The excess (short-fall), if any, of such reserve balance at the time of such quarterly review over (under) the actual aggregate amount of returns for such period shall be credited to (debited against) the next payment due Spyglass hereunder.
              **************************

      (2) Records. Microsoft agrees to keep all proper records and books of account and all proper entries therein relating to the Distribution of copies of Standalone Products, and Microsoft's
              Net Receipts therefrom.

      (3) Audit. Spyglass may cause an audit to be made of Microsoft' applicable records in order to verify statements rendered hereunder. Any such audit shall be at the expense of Spyglass unless such audit discloses an underpayment by Microsoft in excess of five percent (5%), in which case Microsoft shall reimburse Spyglass for such expenses; provided, however, than an underpayment shall only apply to the extent Microsoft owes Spyglass for earned royalties in excess of the ********************** due at the time of such audit. Any such audit shall be conducted only by an independent certified public accountant (other than on a contingency fee basis) after prior written notice to Microsoft, and shall be conducted during regular business hours at Microsoft's offices and in such a manner as not to interfere with Microsoft's normal business activities. In no event shall an audit with respect to any royalty statement commence later than eighteen (18) months from the date of the statement involved, nor shall the audits be made hereunder more frequently than once annually, nor shall the records supporting any statements be audited more than once. The results of any such audit shall be subject to the nondisclosure obligations set forth in this Agreement. In the event that Spyglass makes any claim against Microsoft with respect to such audit, Spyglass hereby agrees to make available to Microsoft, upon request, its records and reports pertaining to the audit and any such records and reports prepared for Spyglass by its accountant(s).

                                       Confidential material omitted and
                                       filed separately with the Securities
                                       and Exchange Commission. Asterisks
                                       denote such omissions.




     (c) Royalty Cap. Notwithstanding any other provision of this Agreement, the maximum amount of cumulative earned royalties, including Quarterly Fees, required to be paid by Microsoft in ********** of the Royalty Term shall not exceed ***** in each such year. *********************** Should Microsoft reach the *****
           royalty cap in the second or third year, no further royalties whatsoever (including further Quarterly Fees) shall be due or owed to Spyglass in that particular year of the Royalty Term.

     (d) No Further Royalties. Following the Royalty Period, no royalties whatsoever shall be due or owed to Spyglass with respect to any distribution or Distribution of Standalone Products or for any other exercise of Microsoft's rights under the OEM Agreement.


1.4 OTHER TERMS. Except as expressly amended by this Agreement, all other terms of the OEM Agreement shall continue in full force and effect. In particular, nothing in this Agreement shall be construed as altering or limiting the existing, royalty-free rights Microsoft has with respect to use and distribution of Licensed Software which would not be considered a Standalone Product as defined anew in this Agreement.



                  PART II - TECHNOLOGY COOPERATION AGREEMENT

2.1  DEFINITIONS.

     (a) "Support" shall mean to publicly and privately embrace, sustain, develop, market and distribute products and services based upon or using one or more Standards.

     (b) "Standard" shall mean a protocol, specification, standard, technology and/or implementation thereof.

     (c) "Windows 3.xx Client" shall mean a version of Microsoft's Internet Explorer software designed to run on Microsoft's Windows 3.xx and Windows For Workgroups 3.xx operating system software.

     (d) "Spyglass Client" shall mean a Windows 3.xx version of Spyglass most current World Wide Web browser software in Object Code
           Form, excluding Spyglass' JAVA and RSA software implementations, which incorporates the user interface and other visual aspects of Microsoft's Internet Explorer software.

     (e) "Visual Basic Scripting" shall mean Microsoft's Visual Basic scripting language, as more fully described in Exhibit B.

     (f)   "SSL/PCT" shall mean Microsoft's implementation of Secured
           Sockets Layer version 2.0 and Private Communication Technology, as more fully described in Exhibit B.

     (g) "STT Toolkits" shall mean Microsoft's implementation of client/server portions of Secured Transaction Technology, as more fully described in Exhibit B.

     (h) "Microsoft Software" shall mean the "Windows 3.xx Client," "SSL/PCT," and "STT Toolkits."

     (i) "TCP/IP Stack" shall mean Microsoft's Windows TCP/IP stack as more fully described in Exhibit B.

      (j) "Office Viewer Code" shall mean Microsoft's view/print versions of Microsoft Word, Excel, and PowerPoint software, as such versions become available, as more fully described in Exhibit B.

      (k) "Microsoft Binaries" shall mean the TCP/IP Stack and the Office Viewer Code.

      (l) "Blackbird" shall mean a Microsoft Standard regarding object linking and embedding within HTML and HTML layout features, as more fully described in Exhibit B.

      (m) "Server APIs" shall mean a Microsoft Standard regarding interfaces for Microsoft's Internet Information Server, as more fully described in Exhibit B.

      (n) "Derivative Works," "Licensed Software," "Source Code Form" and "Object Code Form" shall have the meaning set forth in the OEM Agreement.

      (o) "Confidential Information" shall mean confidential, non-public information relating to either party's product plans, designs, costs, prices and names, finances, marketing plans, business opportunities, personnel, research development or know-how. "Confidential Information" shall not include information that: (i) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving party; (ii) is known and has been reduced to tangible form by the receiving party at the time of disclosure and is not subject to restriction; (iii) is independently developed or learned by the receiving party; (iv) is lawfully obtained from a third party that has the right to make such disclosure; or (v) is made generally available by the disclosing party without restriction on disclosure.

2.2 INTENT. Microsoft and Spyglass wish to publicly and privately cooperate extensively in the areas of client and server software development and the promotion of Standards for the Internet and the World Wide Web. In that respect, each party undertakes to use its reasonable commercial efforts to undertake and successfully complete the obligations set forth below during the term of this Agreement.


2.3   SPYGLASS OBLIGATIONS.

      (a) Information Sharing. Spyglass shall disclose to Microsoft relevant confidential information (to the extent it is able to do so) and public information with respect to relevant Internet and World Wide Web Standards. Spyglass will use its reasonable commercial efforts to provide Microsoft with such information on the same or better terms as Spyglass's other integrated software vendors, including invitation to all Spyglass developer conferences, and receipt of all developer information and alpha or beta versions, in Object Code Form, of all Spyglass software products that are relevant to the intent set forth in Section 2.2.

      (b)   Client Activities.

            (1) Standards Support. Spyglass shall Support Internet client technology Standards promoted by Microsoft including, but not limited to, SSL/PCT, STT Toolkits, Office Viewers, OLE Component Object Model, OLE Automation, OLE Controls, Visual Basic Scripting.

            (2)  Delivery of Windows 3.xx Client and Other Clients.
                 Microsoft shall, pursuant to the OEM Agreement and this Agreement, distribute as a browser for Windows 3.xx the Spyglass Client. Accordingly, Spyglass shall, during the term of this Agreement, use its reasonable commercial efforts to deliver to Microsoft versions of the Spyglass Client. Microsoft shall be licensed to use and distribute the Spyglass Client as "Licensed Software" under the terms of the OEM Agreement (subject to Section 1.3 of this Agreement and as applied to

                 Object Code Form use and distribution only). Up to four times yearly, Microsoft may request Spyglass to create a new version of the Spyglass Client including Spyglass' most recent browser technology and modified to resemble Microsoft's own Internet Explorer software. Spyglass shall deliver each such newly requested version with six (6) weeks of Microsoft's request. Should Spyglass fail to deliver a version of the Spyglass Client within such six (6) week period, then Spyglass shall have ten (10) business days to cure such non-delivery. Should Spyglass fail to deliver at the end of such ten (10) day period, then Spyglass shall immediately deliver to Microsoft the Spyglass Client in Source Code Form. In such event, Microsoft's license to the Source Code Form of the Spyglass Client shall be the same as that set forth for Licensed Software in the OEM Agreement.

           (3) Limited Source License to Spyglass Client. Microsoft shall be able to use the Source Code Form of the Spyglass Client pursuant to Section 2.1(a) of the OEM Agreement, subject to the restrictions of the OEM Agreement (including Section 2.2(c) and the confidentiality provisions of Section 2.6) and the restriction that Microsoft may only use the Source Code Form of the Spyglass Client for purposes of graphical or user interface changes for identification or branding and/or creating localized versions of the Spyglass Client.

     (c)   Server Activities.

           (1) Standards Support. During the term of this Agreement, Spyglass shall Support Internet server technology Standards promoted by Microsoft including, but not limited to, HTTP, ISAPI, PCT, STT, SNMP MIB and HTML Management pages.

           (2)   UNIX Server Development.  Spyglass shall Support
                 Internet server development on UNIX platforms, including, but not limited to, Irix, SunOS, Solaris and HP-UX.

           (3) Server Products. Spyglass shall market and distribute UNIX server technology meeting Microsoft Internet server technology Standards within six (6) months of Spyglass' receipt of such Standards from Microsoft.

     (d) Joint Marketing and Promotion Activities. Spyglass will cooperate and work with Microsoft on joint marketing and promotion activities with respect to client and server activities and products. In particular, Spyglass shall: (i) be given an opportunity for twice quarterly mailings to Microsoft's Internet Solution Providers, with mailing managed by Microsoft at Spyglass' expense; (ii) may, as reasonably agreed to by Microsoft, seed Microsoft's sales force with free and evaluation copies of Spyglass server products; (iii) as agreed to by Microsoft be invited to present at major Microsoft internal sales training conferences; and
           (iv) as agreed to by Microsoft, place a hyperlink on Microsoft's World Wide Web site to and from Spyglass' World Wide Web site.


2.4  MICROSOFT OBLIGATIONS.

     (a) Information Sharing. Microsoft shall disclose to Spyglass relevant confidential information (to the extent Microsoft is able to do so) and public information with respect to relevant Internet and World Wide Web Standards. Microsoft will use its reasonable efforts to provide Spyglass with such information on the same or better terms as Microsoft's other integrated software vendors, including invitation to all Microsoft developer conferences, and receipt of all developer information and alpha or beta versions, in Object Code Form, of all Microsoft software products that are relevant to the intent set forth in Section 2.2.

   (b)   License To Microsoft Software.

         (1) License Grant. Microsoft hereby grants to Spyglass a nonexclusive, perpetual, royalty-free, fully paid up, worldwide right and license to:

                (i) Use, copy, edit, format, modify, translate and create Derivative Works of the Source Code Form and Object Code Form of the Microsoft Software;

                (ii) Reproduce, license, rent, lease or otherwise distribute, and have reproduced, licensed, rented, leased or otherwise distributed, to and by third parties, in Object Code Form only, the Microsoft Software, and any Derivative Works thereof; and

                (iii) Grant, subject to the restrictions of Section
                      2.4(b)(2), the rights set forth in this Section 2.4(b)(1) in the Microsoft Software to third parties, including the right to license such rights to further third parties.

                The foregoing license grants include a license under any current and future patents owned or licensable by Microsoft to the extent necessary: (i) to exercise any license right granted herein; and (ii) to combine the Microsoft Software or Derivative Works thereof with any hardware and software.

         Any Derivative Works of Microsoft Software distributed by
         Spyglass pursuant to the foregoing license grant shall be implemented to Microsoft's Standard(s), and shall interoperate with Microsoft's implementation, for such software.

         (2)    License Restrictions.  Spyglass may distribute Object
                Code Form of the Microsoft Software pursuant to terms and conditions commensurate with that set forth in Section 2.5 of the OEM Agreement.

         (3) Ownership. Except as expressly licensed to Spyglass in this Agreement, Microsoft retains all right, title and interest in and to the Microsoft Software; provided, however, that, subject to the license grant in Section 2.4(b) and Microsoft's ownership of the underlying Microsoft Software, Spyglass shall own all right, title and interest in and to any Derivative Works of the Microsoft Software created by or for Spyglass.

         (4) License Back to SSL/PCT and STT Toolkits. Without further consideration, Spyglass hereby grants to Microsoft a nonexclusive, perpetual, royalty-free, fully paid up, worldwide right and license to (i) use, copy, edit, format, modify, translate and create Derivative Works of the Source Code Form and Object Code Form of any Derivative Works of the SSL/PCT and/or STT Toolkits created by or for Spyglass, (ii) reproduce, license, rent, lease or otherwise distribute, and have reproduced, licensed, rented, leased or otherwise distributed, to and by third parties, source and/or object code versions of such Derivative Works of the SSL/PCT and/or STT Toolkits, and
                (iii) grant the rights set forth in this Section 2.4(b)(4) in such Derivative Works of the SSL/PCT and/or STT Toolkits to third parties, including the right to license such rights to further third parties.

                The foregoing license grant includes a license under any current and future patents owned or licensable by Spyglass to the extent necessary: (i) to exercise any license right granted herein; and (ii) to combine the Derivative Works of the Microsoft Software created by or for Spyglass with any hardware and software.

         (5) No Other Rights. Except as expressly granted in this Agreement, Spyglass shall have no other rights in the Windows 3.xx Client. Under no circumstances will anything in this Agreement be construed as granting to Spyglass, by implication, estoppel or otherwise, a license to any Microsoft technology other than the Windows 3.xx Client.

                                       Confidential material omitted and
                                       filed separately with the Securities
                                       and Exchange Commission. Asterisks
                                       denote such omissions.




     (c) Visual Basic Scripting License. Under terms and conditions to be separately negotiated between the parties, Microsoft shall grant Spyglass a limited Source Code Form license to Visual Basic Scripting. Such license shall be royalty free and be under terms and conditions no less restrictive than Microsoft grants to other licensees of Visual Basic Scripting.

     (d) Joint Marketing and Promotion Activities. Microsoft will cooperate and work with Spyglass on joint marketing and promotion activities with respect to client and server activities and products.

     (e)   License to Microsoft Standards.

           (1) License Grant. Microsoft hereby grants to Spyglass a nonexclusive, perpetual, royalty-free, fully paid up, worldwide right and license to:

                (i) Use, copy, edit, format, modify, translate and create Derivative Works of the Microsoft Standards solely for purposes of creating implementations thereof; and

                (ii) Reproduce, license, rent, lease or otherwise
                     distribute, and have reproduced, licensed, rented, leased or otherwise distributed, to and by third parties, implementations or Derivative Works of the Microsoft Standards.

           (2) Ownership. Except as expressly licensed to Spyglass in this Agreement, Microsoft retains all right, title and interest in and to the Microsoft Standards. Spyglass shall own all right, title and interest in and to any implementations created using the Microsoft Standards.

     (f)   License to Microsoft Binaries.

           (1) License Grant. Microsoft hereby grants to Spyglass a nonexclusive, perpetual, royalty-free, fully paid up, worldwide right and license to:

                (i) Reproduce, license, rent, lease or otherwise distribute, and have reproduced, licensed, rented, leased or otherwise distributed, to and by third parties, in Object Code Form only, the Microsoft Binaries; and

                (ii) Grant, subject to the restrictions of Section
                     2.4(b)(2), the rights set forth in this Section 2.4(f)(1) in the Microsoft Binaries to third parties, including the right to license such rights to further third parties.

           (2)  License Restrictions.  Spyglass may distribute the
                Object Code Form of the Microsoft Binaries pursuant to terms and conditions commensurate with that set forth in Section 2.5 of the OEM Agreement.

           (3) Ownership. Except as expressly licensed to Spyglass in this Agreement, Microsoft retains all right, title and interest in and to the Microsoft Binaries.

     (g)
           *********************************************************************
           ********************************************************************
           ****************************************


2.5 PRESS RELEASES. The parties will cooperate with each other on press releases and similar communications regarding the non-confidential subject matter of this Agreement. The content, timing and necessity of all such communications will be agreed upon in writing by both parties.

      Specifically, the parties will announce, at an agreed upon public event, Spyglass as a primary Microsoft multiplatform Internet software developer. The basic scope of Part II of this Agreement will be announced, including the joint cooperation and multiplatform development of Active Basic, OLE Controls, SSL/PCT, STT and Blackbird viewing technologies. The parties will also announce that Spyglass will create a compatible server that will be made available through Microsoft's distribution channel.


2.6 NONEXCLUSIVE. Nothing in this Agreement will be construed as establishing an exclusive relationship between the parties.



                               PART III - GENERAL

3.    CONFIDENTIALITY

3.1 Each party shall protect the other's Confidential Information from unauthorized dissemination and use with the same degree of care that such party uses to protect its own like information. Neither party will use the other's Confidential Information for purposes other than those necessary to directly further the purposes of this Agreement. Neither party will disclose to third parties the other's Confidential Information without the prior written consent of the other party. Except as expressly provided in this Agreement, no ownership or license rights is granted in any Confidential Information.

3.2 The parties' obligations of confidentiality under this Agreement shall not be construed to limit either party's right to independently develop or acquire products without use of the other party's Confidential Information. Further, either party shall be free to use for any purpose the residuals resulting from access to or work with such Confidential Information, provided that such party shall maintain the confidentiality of the Confidential Information as provided herein. The term "residuals" means information in non-tangible form, which may be retained by persons who have had access to the Confidential Information, including ideas, concepts, know-how or techniques contained therein. Neither party shall have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of residuals. However, the foregoing shall not be deemed to grant to either party a license under the other party's copyrights or patents.


4.    WARRANTIES

4.1 Spyglass. Spyglass warrants and represents that it has the full power to enter into this Agreement. Since the Spyglass Client is considered "Licensed Software" under the OEM Agreement, the warranty and indemnity provisions of the OEM Agreement shall apply to the Spyglass Client.


4.2 Microsoft. Microsoft warrants and represents that that it has the full power to enter into this Agreement.


5.    DISCLAIMER OF OTHER WARRANTIES

5.1 EXCEPT AS PROVIDED IN THE OEM AGREEMENT, THE SPYGLASS STANDARDS AND SPYGLASS CONFIDENTIAL INFORMATION ARE PROVIDED "AS IS" AND SPYGLASS MAKES NO WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A

      PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT, WITH RESPECT TO THE SPYGLASS STANDARDS AND CONFIDENTIAL INFORMATION.

5.2 THE MICROSOFT SOFTWARE, MICROSOFT BINARIES,MICROSOFT STANDARDS AND MICROSOFT CONFIDENTIAL INFORMATION ARE PROVIDED "AS IS" AND MICROSOFT MAKES NO WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT, WITH RESPECT TO THE MICROSOFT SOFTWARE, MICROSOFT BINARIES, MICROSOFT STANDARDS AND CONFIDENTIAL INFORMATION.


6.    INDEMNITY

6.1 Microsoft shall defend and indemnify Spyglass from and against any damages, liabilities, costs and expenses (including reasonable attorneys' fees) arising out of any claim that the Microsoft Software and Microsoft Binaries infringe or violate any valid patent or copyright, or misappropriates a trade secret of a third party, provided that Spyglass shall: (i) provide Microsoft reasonably prompt notice in writing of any such claim or action and permit Microsoft, through counsel mutually acceptable to Spyglass and Microsoft, to answer and defend such claim or action; and (ii) provide Microsoft information, assistance and authority, at Microsoft's expense, to help Microsoft to defend such claim or action. Microsoft will not be responsible for any settlement made by Spyglass without Microsoft's written permission, which permission will not be unreasonably withheld.

6.2   Microsoft shall have no liability or obligation to Spyglass under this
      Section 6 with respect to any patent, copyright or trade secret infringement or claim thereof based upon (i) use or distribution of the Microsoft Software and/or Microsoft Binaries by Spyglass or its licensees in combination with other devices or products where such infringement or claim would not have occurred but for such combination, (ii) modifications, alterations, enhancements or other Derivative Works of the Microsoft Products and/or Microsoft Binaries not created by or for Microsoft where such infringement or claim would not have occurred but for such modifications, alterations, enhancements or other Derivative Works, or (iii) any claims of infringement of a patent, copyright or trade secret in which Spyglass has an interest. Spyglass shall indemnify and hold Microsoft harmless from all costs, damages and expenses (including reasonable attorneys' fees) arising from or related to any claim enumerated in the foregoing clauses (i) through (iii); provided that Microsoft: (a) provides Spyglass reasonably prompt notice in writing of any such claim or action and permits Spyglass, through counsel mutually acceptable to Spyglass and Microsoft, to answer and defend such claim or action; and (ii) provides Spyglass information, assistance and authority, at Spyglass' expense, to help Spyglass to defend such claim or action.

6.3 This Section 6 states the entire liability of Microsoft with respect to infringement of patents, copyrights and trade secrets by the Microsoft Software and/or Microsoft Binaries or any part thereof.


7.    TERMINATION

7.1 Termination By Either Party For Cause. Either party may suspend performance and/or terminate this Agreement in part immediately upon written notice at any time if:

      (a) The other party is in material breach of any material warranty, term, condition or covenant of this Agreement, other than those contained in Section 3, and fails to cure that breach within thirty (30) days after written notice thereof; or

      (b)  The other party is in material breach of Section 3.

      Any termination shall specify whether it is a termination under Part I or
      Part II of this Agreement. Termination under Part I of this Agreement shall not necessarily terminate the remainder of this Agreement, nor the OEM Agreement. Failure by Microsoft to pay the royalties specified in
      Part I of this Agreement shall never be sufficient grounds for termination of the entire OEM Agreement or termination of the license grant under the OEM Agreement. Similarly, failure by Microsoft to pay royalties under Part I of this Agreement shall not be grounds for termination of the license to distribute copies of Standalone Product under the OEM Agreement since such failure can be corrected by the payment of damages as agreed to by the parties under the dispute resolution procedures of Section 7.2 or a court of law.

7.2 Dispute Resolution. Prior to any termination of any part of this Agreement or the OEM Agreement as amended by this Agreement, the parties shall submit any dispute to structured negotiation as follows:

      (a)  Coverage.  Other than actual or imminent material breaches of
           Section 8, any dispute between the parties with respect to this Agreement and OEM Agreement shall be submitted for structured negotiation. The commencement, and any resolution reached as a result, of any dispute resolution under this Section 7.2 shall be considered Confidential Information and protected under Section 3.

      (b) Structured Negotiation. Either party may invoke this procedure by giving written notice to the other party designating a corporate officer with appropriate authority to be its representative in negotiations relating to the dispute. Upon receipt of such notice, the other party shall, within five (5) business days, designate a corporate officer with similar authority to be its representative. The designated officers shall, following whatever investigation each deems appropriate, but no event later than twenty (20) business days after the original notice, enter into discussions concerning the dispute. If within an additional thirty
           (30) business days of their initial meeting, the representatives do not resolve the dispute, either party take whatever steps it deems necessary, at law or in equity, to protect its rights under the Agreement and/or the OEM Agreement.

7.3 Effect of Termination on Agreement. Neither party shall be liable to the other for damages of any sort resulting solely from terminating this Agreement in accordance with its terms.

7.3 Survival. In the event of termination or expiration of this Agreement for any reason, Sections 1.2, 1.3, 1.4, 3, 5, 6, 8 and 9 shall survive termination. Unless this Agreement is terminated for Microsoft's material breach of Section 1.3, any source license to the Spyglass Client granted, pursuant to the terms and conditions of Section 2.3(b)(2), under the OEM Agreement shall also survive termination. Unless this Agreement is terminated for Spyglass' material breach of such license grants and/or
      Section 3 with respect to the software in such license grants, Sections 2.4(b), 2.4(e) and 2.4(f) shall survive any termination of this Agreement.


8.    LIMITATION OF LIABILITIES

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL OR OTHER DAMAGES WHATSOEVER, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE USE OF OR INABILITY TO USE THE MICROSOFT SOFTWARE, THE MICROSOFT BINARIES, THE LICENSED SOFTWARE, THE SPYGLASS CLIENT, THE MICROSOFT STANDARDS, OR EITHER PARTY'S CONFIDENTIAL INFORMATION, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

EXCEPT AND ONLY TO THE EXTENT CONSTITUTING DIRECT DAMAGES OF SPYGLASS INDEMNIFIED UNDER SECTION 6, IN NO EVENT SHALL MICROSOFT BE LIABLE TO SPYGLASS' OEMS, LICENSEES, RESELLERS, DISTRIBUTORS AND END USERS OF THE MICROSOFT SOFTWARE AND MICROSOFT BINARIES FOR ANY DAMAGES WHATSOEVER.


9.    GENERAL

9.1 Notices. All notices and requests in connection with this Agreement shall be deemed given as of the day they are received either by messenger, delivery service, or in the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

      To Spyglass:                                To Microsoft:


           Spyglass, Inc.                          Microsoft Corporation
           1230 East Diehl Road                    One Microsoft Way
           Naperville, IL  60563                   Redmond, WA  98052-6399
      Attention: Doug Colbeth, President & CEO     Attention: Brad Silverberg, Senior VP
      Phone:     (708) 505-1010                    Phone:    (206) 936-6460
      Fax:       (708) 505-4944            Fax:    (206) 703-1360

      Copy to:   Mike Bevilacqua, Hale & Dorr      Copy to: Law & Corporate Affairs
      Fax:       (617)526-5000                     Fax:(206) 936-7409


or to such other address as a party may designate pursuant to this notice provision.

9.2 Independent Parties. Nothing in this Agreement shall be construed as creating an employer-employee relationship, a partnership, or a joint venture between the parties.

9.3 Governing Law. This Agreement shall be governed by the laws of the State of Illinois. Should, after dispute resolution fails under Section 7.2, Spyglass bring a cause of action arising out of or related to this Agreement, Spyglass may only file its action in the state and/or federal courts sitting in the State of Washington. Should, after dispute resolution fails under Section 7.2, Microsoft bring a cause of action arising out of or related to this Agreement, Microsoft may only file its action in the state and/or federal courts sitting in the State of Illinois.

9.4 Attorneys' Fees. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees.

9.5 Assignment. This Agreement shall be binding upon and inure to the benefit of each party's respective successors and lawful assigns; provided, however, that Spyglass may not assign this Agreement, in whole or in part, to Apple, IBM, Sun Microsystems, Oracle, Netscape or their successors, without the prior written approval of Microsoft.

9.6 Construction. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. This Agreement has been negotiated by the parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

9.7 Restricted Rights; Export. The Microsoft Software and Microsoft Binaries are subject to RESTRICTED RIGHTS. Use, duplication or disclosure by the Government is subject to restriction as set forth in subparagraph (c)(1)(ii) of the rights in Technical Data and Computer Software clause at DFAR 252.227-7013, or as set forth in the particular department or agency regulations or rules which provide Microsoft protection equivalent to or greater than the above- cited clause.

      Spyglass acknowledges that the Microsoft Software and Microsoft Binaries are subject to the export control laws and regulations of the United States. Spyglass confirms that with respect to the Microsoft Software and Microsoft Binaries it will not export or re-export it, directly or indirectly, either to (i) any countries that are subject to United States export restrictions (currently including, but not necessarily limited to, Cuba, the Federal Republic of Yugoslavia (Serbia and Montenegro), Iran, Iraq, Libya, North Korea, South Africa (military and police entities), and Syria); (ii) any end user who Spyglass knows or has reason to know will utilize the Microsoft Software and Microsoft Binaries in the design, development or production of nuclear, chemical or biological weapons; or
      (iii) any end user who has been prohibited from participating in the United States export transactions by any federal agency of the United States government. Spyglass further acknowledges that the Microsoft Software and Microsoft Binaries may include technical data subject to export and re-export restrictions imposed by United States law.

9.8 Entire Agreement. This Agreement does not constitute an offer by Microsoft and it shall not be effective until signed by both parties. This Agreement, together with the OEM Agreement as amended by this Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and merges all prior and contemporaneous communications. It shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of Spyglass and Microsoft by their respective duly authorized representatives.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date written above.


MICROSOFT CORPORATION                     SPYGLASS


/s/ John Ludwig                           /s/ Michael F. Tyrrell
- ----------------------------------        -----------------------------
By (Sign)                                 By (Sign)

John Ludwig                               Michael F. Tyrrell
- ----------------------------------        -----------------------------
Name (Print)                              Name (Print)

Vice President                            Executive Vice President
- ----------------------------------        -----------------------------
Title                                     Title

12/6/95                                   12/6/95
- ----------------------------------        -----------------------------
Date                                      Date

                                   EXHIBIT A

                             COPY OF OEM AGREEMENT


Attached 14 page agreement plus 4 pages of exhibits, and

2 page Amendment #1.

1. OEM/Source License Agreement incorporated by reference to Exhibit 10.13 to the Company's Registration Statement on Form S-1, filed with the Commission on May 11, 1995 (File No. 33-92174)

2. Amendment No. 1 to OEM/Source License Agreement incorporated by reference to Exhibit 10.12 for the Company's Quarterly Report on Form 10-Q for the
    quarter ended December 31, 1995 (File No.   0-26074), filed with the
    Commission on February 14, 1996

                                   EXHIBIT B

                       DESCRIPTION OF MICROSOFT TECHNOLGY



"Visual Basic Scripting"
A compatible subset of the Visual Basic language meant for scripting OLE Controls and Java applets. Visual Basic Scripts are small programs embedded within HTML. Deliverable includes source code to the compiler and runtime. Source files are to be determined.

"SSL/PCT"
Source code for implementing security protocols within the Windows NT security API. Source files are to be determined.

"STT Toolkits"
Source code and validation programs for implementing electronic commerce protocols in Internet clients and servers. This does not include technology for implementing protocols between servers and payment clearinghouse, such as Visa or Mastercard. Source files are to be determined.

"TCP/IP Stack"
Binary code implementation of the TCP/IP protocol suite. The code relies upon the NDIS3 network driver definition. Binary files are to be determined.

"Office Viewer Code"
Binary code for View/Print versions of Microsoft Word, Microsoft Excel, and Microsoft PowerPoint. These are 16-bit versions, and will be updated to 32-bit versions. Binary files are to be determined.

"Blackbird"
A set of specifications detailing how to render and play enhanced Internet content as authored by Microsoft's Internet Studio product. These are a set of additions to the existing HTML 2 and HTTP standards. They explain how to leverage Microsoft's Object Linking and Embedding technology within HTML, as well as new HTML features for 2-dimensional page layout.

"Server APIs"
A set of specifications including, but not limited to, Internet Information Server API, and SNMP Server Management MIB.